UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 31, 2023
(Date of earliest event reported)
DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)
(407) 245-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, without par value	DRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

(a)     Effective May 31, 2023, Darden Restaurants, Inc. (“we,” “us” or the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Company’s existing $1,000,000,000 Revolving Credit Agreement dated as of September 10, 2021 (the Credit Agreement”), with Bank of America, N.A., as administrative agent (the “Agent”), the lenders (the “Credit Agreement Lenders”) and other agents party thereto. The Amendment is filed as Exhibit 10.1 to this Report.

Pursuant to the terms of the Amendment, the Company, the Agent and the Credit Agreement Lenders, have agreed to replace the LIBOR-based interest rate applicable to borrowings under the Credit Agreement with a Term SOFR-based interest rate in advance of the cessation of LIBOR, and make certain other conforming changes. All other material terms and conditions of the Credit Agreement were unchanged.

Certain of the Credit Agreement Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including the Term Loan Agreement (defined below), letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which the Company has paid and intends to pay customary fees.

The preceding description of the Amendment and the Credit Agreement is qualified in its entirety by reference to the full text of the Amendment, which is incorporated into this Item 1.01 by reference to Exhibit 10.1 to this Report.

(b)    OOn May 31, 2023 (the “Closing Date”), the Company entered into a senior unsecured $600 million 3-year Term Loan Credit Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, the lenders (the “Term Loan Lenders”) and other agents party thereto, the material terms of which are consistent with the Credit Agreement, as amended by the Amendment. The Term Loan Agreement is filed as Exhibit 10.2 to this Report.

The Term Loan Agreement contains customary representations and affirmative and negative covenants consistent with those in the Credit Agreement (including limitations on liens and subsidiary debt and a maximum consolidated total debt to total capitalization ratio of 0.75 to 1.00). The Term Loan Agreement also contains events of default customary for credit facilities of this type, consistent with the events of default in the Credit Agreement.

The Term Loan Agreement provides for a single borrowing on any business day up to 90 days after the Closing Date (the “Funding Date”) and matures on the third anniversary of the Funding Date. The proceeds may be used to finance the Company’s anticipated acquisition of Ruth’s Hospitality Group, Inc., which pending transaction was previously disclosed in our Current Report on Form 8-K filed May 3, 2023, and to pay fees and expenses related thereto.

Interest rates on borrowings under the Term Loan Agreement will be based on a Term SOFR-based interest rate as described in the Term Loan Agreement, consistent with the terms of the Credit Agreement as amended by the Amendment and, in part, upon our credit ratings. Pricing for interest under the Term Loan Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. The applicable interest rate for the borrowing under the Term Loan Agreement will be determined as of the Funding Date.

Certain of the Term Loan Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including the Credit Agreement, letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which the Company has paid and intends to pay customary fees.

The preceding description of the Term Loan Agreement is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is incorporated into this Item 1.01 by reference to Exhibit 10.2 to this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01(b) is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description of Exhibit
10.1
Amendment No. 1 to the Credit Agreement dated as of September 10, 2021, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent, as amended effective May 31, 2023.

10.2	Term Loan Agreement among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent, dated May 31, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ Scott C. Brophy
Scott C. Brophy
Vice President, Treasurer
Date: June 1, 2023

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